Exhibit 99.1

For Immediate Release

Contact
Donald Kappauf
For The Amacore Group, Inc.
813-289-5552

The Amacore Group Announces the Completion of
The Redemption of Mandatory Convertible Debt

TAMPA, FL, August 8, 2006 - The Amacore Group, Inc. (OTC BB:ACGI), a premier marketer of vision care plans and enhancements to plans provided by others, today announced the completion of the retirement of $453,000 of mandatory convertible debt. The debt, which was subject to mandatory conversions in 2007 and 2008, was convertible by the holders, at any time, into the Company’s common stock at a price point below the market price of said common stock on the date of the conversion.

Commenting on the completion of the redemption of the debt, Mr. Clark Marcus, President and Chief Executive Officer, said, “We are pleased to have the redemption of this debt completed. By redeeming this debt, we eliminated the conversion of the debt into common stock of the Company and the potential sale of those shares at below market price points.”

The Amacore Group, Inc. owns and operates the largest discount vision network (Eye Care International), with provider locations nationwide. It is the only discount vision plan providing the services of ophthalmologists (MDs) who discount all of their services including cosmetic surgical procedures, such as LASIK vision correction and CO2 Laser Skin Resurfacing. The Amacore Group is also the parent company of LBI Brokerage, LLC, distributor of the Eye Care International vision plan and the TransAmerica Worksite program.

For more information about the Eye Care International Vision Plan, visit www.ecivisionplan.com.

Certain matters discussed in this news release are “forward-looking statements.” These forward-looking statements, which only apply on the date of this release, generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expects,” “intends,” “estimates,” “anticipates,” “believes,” “continues,” or words of similar import. Similarly, statements that describe Amacore’s future plans, objectives or goals are also forward-looking statements, which generally involve known and unknown risks, uncertainties and other facts that may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward looking statements. Such factors may include the following: uncertainties associated with product development, the risk that Amacore will not gain market acceptance, the impact of competition, the risks associated with dependence upon key personnel and the need for additional financing.